NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2021 RESULTS
——————————————————————————————————————————
AUSTIN, TX, May 10, 2021 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations focused in the Austin, Texas area and other select, fast-growing markets in Texas, today reported first-quarter 2021 results.
Highlights and Recent Developments:
•In January 2021, Stratus sold The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community, for $60.0 million, or $250,000 per unit. Stratus believes the sales price is the highest per unit sales price ever recorded in the Austin MSA for similar properties. Stratus received $20.9 million from its subsidiary in connection with the sale and $12.9 million of the net proceeds were distributed to the noncontrolling interest owners. Stratus recognized a gain on the sale of $22.9 million ($16.2 million net of noncontrolling interests) in the first quarter of 2021.
•Net income attributable to common stockholders totaled $8.9 million, $1.08 per share, in first-quarter 2021, compared to a net loss of $1.1 million, $0.13 per share, in first-quarter 2020. The first-quarter 2021 results include the gain on the sale of The Saint Mary, partially offset by operating losses from Stratus' hotel and entertainment segments as a result of the ongoing COVID-19 pandemic.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $15.2 million in first-quarter 2021 and includes the gain on the sale of The Saint Mary, compared to $4.0 million in first-quarter 2020. For a reconciliation of net income (loss) attributable to common stockholders to EBITDA, see the supplemental schedule, "EBITDA," on page V.
•Sold two Amarra Drive Phase III lots, a five-acre multi-family tract of land in Amarra Drive, and Stratus' last condominium unit at the W Austin Residences for a total of $6.5 million during first-quarter 2021.
•In the first quarter of 2021, Stratus completed site clearing on The Saint June, a 182-unit multi-family project within the Amarra subdivision in Barton Creek. Construction is expected to begin later in second-quarter 2021, subject to completion of financing. In April 2021, Stratus announced the development plans for Holden Hills, a new residential development formerly known as Section KLO, in the Barton Creek community. The project consists of 495 acres and the community is designed to feature 475 unique residences to be developed in multiple phases with a focus on sustainability and energy conservation. Stratus anticipates securing final permits in the second or third quarter of 2021. The project is subject to financing and market conditions.
•In April 2021, Stratus entered into an amendment to The Santal loan, resulting in annual interest savings of approximately $1.1 million based on current rates. Stratus is considering a refinancing of its Jones Crossing construction loan.
•Stratus’ W Austin Hotel has remained open during the COVID-19 pandemic, and while the pandemic continues to negatively impact the hospitality industry, the W Austin Hotel has begun to see improvement in some of its key metrics. Stratus’ team continues to create innovative programming at Stratus’ ACL Live and 3TEN ACL Live entertainment venues, and currently expects to see improved results as schedules are filled and capacity increases over time.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Our deliberate strategy has positioned Stratus well, as reflected in our performance this quarter and ability to persevere through the challenges of the COVID-19 pandemic. Our real estate and residential leasing operations continue to benefit from the strength of the Austin housing market, as well as pandemic-driven home-centric trends. Although the entertainment and travel industries remain depressed due to the COVID-19 pandemic, we are encouraged by early signs of the recovery in our hotel and entertainment businesses. We are seeing increased occupancy at the hotel and improvement at our venues as consumer confidence grows.
The sale of The Saint Mary also capitalized on opportunities in the current market and demonstrates the value that our strategy creates. While we are in the early stages for the development of The Saint June and our recently announced Holden Hills project, we are optimistic about the long-term value creation these projects bring, especially given the increased focus on sustainability, wellness and community. We will continue to progress our pipeline of projects and evaluate opportunities to capture value.”
Summary Financial Results

	Three Months Ended March 31,
	2021	2020
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$6,625	$12,340
Leasing Operations	5,397	5,959
Hotel	2,150	5,959
Entertainment	609	4,170
Corporate, eliminations and other	(266)	(294)
Total consolidated revenue	$14,515	$28,134

Operating income (loss)
Real Estate Operations	$2,236		$2,099
Leasing Operations	24,236	[a]	824
Hotel	(1,632)		(1,054)
Entertainment	(1,217)		461
Corporate, eliminations and other	(4,653)		(2,978)
Total consolidated operating income (loss)	$18,970		$(648)

Net income (loss) attributable to common stockholders	$8,944		$(1,070)

Diluted net income (loss) per share	$1.08		$(0.13)

EBITDA	$15,188		$3,960

Capital expenditures and purchases and development of real estate properties	$3,498		$8,550

Diluted weighted-average shares of common stock outstanding	8,273		8,200
a.Includes a $22.9 million gain on the sale of The Saint Mary.
Stratus’ sales of its residential real estate and leasing of its multi-family properties continue to benefit from pandemic-driven home-centric trends and from increased recognition of Austin, Texas as a desirable place to live. As of March 31, 2021, Stratus had only three unsold developed lots at Amarra Drive, one of which was under contract. The decrease in revenue from the Real Estate Operations segment in first-quarter 2021, compared to first-quarter 2020, primarily reflects a decrease in the number of lots and homes sold during first-quarter 2021 as available inventory decreased. While revenues decreased, operating income increased moderately. During first-quarter 2021, Stratus sold two Amarra Drive Phase III lots, a five-acre multi-family tract of land at Amarra Drive, and the last condominium unit at the W Austin Residences for a total of $6.5 million. In April 2021, Stratus sold the Amarra Drive Phase III lot that was under contract at March 31, 2021, for $0.6 million.

The decrease in revenue from the Leasing Operations segment in first-quarter 2021, compared to first-quarter 2020, primarily reflects the sale of The Saint Mary. The Saint Mary had rental revenue of $0.1 million in first-quarter 2021 prior to the sale in January, compared to $0.7 million in first-quarter 2020. The increase in operating income reflects the $22.9 million gain on the sale of The Saint Mary. Despite the pandemic, Stratus has retained substantially all of its pre-pandemic retail tenants, added new tenants, and all of its tenants are currently paying rent per their leases, as well as monthly payments pursuant to previously disclosed base rent deferral arrangements.

The decreases in revenue and operating income from the Hotel segment in first-quarter 2021, compared to first-quarter 2020, are primarily a result of lower room reservations and food and beverage sales as a result of the COVID-19 pandemic, which had a less significant impact on the first quarter of 2020 prior to the pandemic being declared in mid-March 2020. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average total rooms available, was $51 in first-quarter 2021, compared with $150 in first-quarter 2020. Stratus' hotel operations are beginning to show improvement compared to during the peak of the pandemic in 2020. The average occupancy in the first quarter of 2021 of 21 percent was higher than the average occupancy in the fourth quarter of 2020, which was 13 percent. In addition, RevPAR for first-quarter 2021 was up from $31 in fourth-quarter 2020.

The decreases in revenue and operating income from the Entertainment segment in first-quarter 2021, compared to first-quarter 2020, primarily reflect the COVID-19 pandemic preventing a full show schedule, with reduced capacity at events that could be held.

Stratus’ Board of Directors (Board) has authorized an in-depth exploration of a conversion from a C-Corporation to a real estate investment trust (REIT). If the Board determines to move forward, Stratus expects the conversion would occur no earlier than 2022. At this time, Stratus believes that the REIT conversion would require consent from its major lenders and amendments to its major debt agreements, among other third-party consents. If the Board ultimately determines that a REIT conversion is in shareholders’ best interests, the REIT conversion will be submitted to a shareholder vote.

Debt and Liquidity
At March 31, 2021, consolidated debt totaled $339.2 million and consolidated cash totaled $12.6 million, compared with consolidated debt of $351.1 million and consolidated cash of $12.4 million at December 31, 2020. As of March 31, 2021, Stratus had $25.8 million available under its $60.0 million Comerica Bank credit facility, with a $150 thousand letter of credit committed against the credit facility.

In January 2021, Stratus entered into an amendment to the Lantana Place construction loan in which its Lantana Place subsidiary was granted a waiver of the debt service coverage ratio covenant until September 30, 2021. As part of this amendment, Stratus repaid $2.0 million in principal. In March 2021, Stratus exercised its option to extend the New Caney land loan for an additional 12 months from March 8, 2021, to March 8, 2022, which required a principal payment of $0.5 million. In April 2021, Stratus entered into an amendment to The Santal loan to, among other items, extend the maturity date from October 5, 2022, to October 5, 2024, and reduce the floor of the variable interest rate, resulting in annual interest savings of approximately $1.1 million based on current rates.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $3.5 million for the first three months of 2021, primarily related to the development of Barton Creek properties, including Amarra Villas, compared with $8.6 million for the first three months of 2020, primarily related to the development of Lantana Place, Kingwood Place, Jones Crossing and Barton Creek properties.

Stratus projects that it will be able to meet its debt service and other cash obligations for at least the next 12 months. Stratus’ projections are based on many detailed and complex underlying assumptions, including (1) that operating income for Stratus’ Block 21 businesses will gradually ramp up to a break-even point in the first half of 2021 and that Block 21 will generate sufficient cash to cover debt service by early 2022, (2) that current conditions in Stratus’ leasing operations will not deteriorate materially and that its anchor tenant at Lantana Place will renew its lease on terms acceptable to Stratus, (3) that Stratus closes on projected asset sales in its real estate operations segment, including certain land sales at its mixed-use properties, on anticipated terms, and (4) that Stratus is able to secure anticipated financing for certain development projects.

----------------------------------------------

Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited first-quarter 2021 financial and operating results tomorrow, May 11, 2021, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and +1 (412) 902-6766 for international access. A replay of the conference call will be available until May 25, 2021, by dialing (877) 344-7529 for domestic access and by dialing +1 (412) 317-0088 for international access. Please use replay ID: 10155657. The replay will also be available on Stratus' website at stratusproperties.com until May 25, 2021.
__________________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impacts of the COVID-19 pandemic, Stratus’ ability to meet its future debt service and other cash obligations, Stratus' ability to ramp-up operations at Block 21 according to its currently anticipated timeline, Stratus' ability to open and hold events at its venues, Stratus' ability to collect rents timely, future cash flows and liquidity, Stratus’ ability to comply with or obtain waivers of financial and other covenants in debt agreements, Stratus’ ongoing in-depth exploration of conversion to a REIT, potential steps necessary prior to conversion to a REIT, the potential timing of any REIT conversion, Stratus’ expectations about the Austin and Texas real estate markets, potential changes in governance practices and Board composition, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, the impact of interest rate changes, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are not historical facts and are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank credit facility, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the COVID-19 pandemic and its economic effects, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, Stratus’ ability to ramp up operations at Block 21, collect anticipated rental payments and close projected asset sales, the availability and terms of financing for development projects and other corporate purposes, the implementation, operational, financing and tax complexities to be evaluated and addressed before Stratus' Board decides whether to recommend a REIT conversion to shareholders, the ability of Stratus to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, Stratus’ ability to complete the steps that must be taken in order to convert to a REIT and the timing thereof, the potential costs of converting to and operating as a REIT, whether Stratus’ Board will determine that conversion to a REIT is in the best interests of Stratus’ shareholders, whether shareholders will approve changes to Stratus’ organizational documents consistent with a public REIT structure, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, Stratus' ability to hold events and increase attendance at its venues, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, which may result in refunds to customers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials, including lumber, and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).

Stratus can provide no assurance as to when, if at all, it will convert to a REIT. Stratus can give no assurance that its Board will approve a conversion to a REIT, even if there are no impediments to such conversion. Stratus’ exploration of a potential REIT conversion may divert management's attention from traditional business concerns. If Stratus determines to convert to a REIT, Stratus cannot give assurance that it will qualify or remain qualified as a REIT.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net income (loss) attributable to common stockholders to EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

A copy of this release is available on Stratus' website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2021		2020
Revenues:
Real estate operations	$6,621		$12,336
Leasing operations	5,167		5,732
Hotel	2,118		5,911
Entertainment	609		4,155
Total revenues	14,515		28,134
Cost of sales:
Real estate operations	4,344		10,255
Leasing operations	2,377		3,082
Hotel	2,902		5,899
Entertainment	1,307		3,098
Depreciation	3,002		3,633
Total cost of sales	13,932		25,967
General and administrative expenses	4,544	[a]	2,815
Gain on sale of assets	(22,931)		—
Total	(4,455)		28,782
Operating income (loss)	18,970		(648)
Interest expense, net	(3,035)		(3,915)
Loss on interest rate derivative instruments	—		(121)
Loss on early extinguishment of debt	(63)		—
Other income, net	3		19
Income (loss) before income taxes and equity in unconsolidated affiliates' loss	15,875		(4,665)
(Provision for) benefit from income taxes	(207)		2,518
Equity in unconsolidated affiliates' loss	(2)		—
Net income (loss) and total comprehensive income (loss)	15,666		(2,147)
Total comprehensive (income) loss attributable to noncontrolling interests in subsidiaries[b]	(6,722)		1,077
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$8,944		$(1,070)

Basic and diluted net income (loss) per share attributable to common stockholders
Basic	$1.09		$(0.13)
Diluted	$1.08		$(0.13)

Weighted average common shares outstanding:
Basic	8,223		8,200
Diluted	8,273		8,200
a.Increase primarily reflects increases in consulting, legal, and public relation costs incurred in connection with the real estate investment trust exploration process and proxy contest.
b.Represents noncontrolling interest partners' share in the results of the consolidated projects that they participate in, primarily The Saint Mary. Of the amount for the three-months ended March 31, 2020, $573 thousand relates to losses incurred prior to 2020.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$12,560	$12,434
Restricted cash	18,682	21,749
Real estate held for sale	2,000	4,204
Real estate under development	110,464	98,137
Land available for development	43,555	53,432
Real estate held for investment, net	283,899	286,529
Lease right-of-use assets	10,784	10,871
Other assets	19,927	20,144
Assets held for sale - The Saint Mary	—	36,516
Total assets	$501,871	$544,016

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,659	$8,047
Accrued liabilities, including taxes	5,477	12,868
Debt	339,213	351,055
Lease liabilities	13,467	13,269
Deferred gain	5,936	6,173
Other liabilities	15,585	17,233
Liabilities held for sale - The Saint Mary	—	25,607
Total liabilities	388,337	434,252

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	94	94
Capital in excess of par value of common stock	188,121	186,777
Accumulated deficit	(57,413)	(66,357)
Common stock held in treasury	(21,753)	(21,600)
Total stockholders' equity	109,049	98,914
Noncontrolling interests in subsidiaries	4,485	10,850
Total equity	113,534	109,764
Total liabilities and equity	$501,871	$544,016

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash flow from operating activities:
Net income (loss)	$15,666	$(2,147)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,002	3,633
Cost of real estate sold	3,112	8,146
Gain on sale of assets	(22,931)	—
Loss on early extinguishment of debt	63	—
Amortization of debt issuance costs and stock-based compensation	529	538
Equity in unconsolidated affiliates' loss	2	—
Deferred income taxes	—	2,477
Loss on interest rate derivative instruments	—	121
Purchases and development of real estate properties	(2,489)	(6,222)
Decrease in deposits	(20)	(185)
Decrease (increase) in other assets	238	(3,967)
Decrease in accounts payable, accrued liabilities and other	(7,543)	(6,828)
Net cash used in operating activities	(10,371)	(4,434)

Cash flow from investing activities:
Capital expenditures	(1,009)	(2,328)
Proceeds from sale of assets	59,488	—
Payments on master lease obligations	(270)	(287)
Other, net	(5)	—
Net cash provided by (used in) investing activities	58,204	(2,615)

Cash flow from financing activities:
Borrowings from credit facility	17,000	12,500
Payments on credit facility	(26,227)	(5,681)
Borrowings from project loans	458	5,905
Payments on project and term loans	(28,708)	(6,380)
Cash dividend paid for stock-based awards	(4)	(8)
Stock-based awards net payments	(153)	(91)
Distributions to noncontrolling interests	(13,087)	—
Financing costs	(53)	(81)
Net cash (used in) provided by financing activities	(50,774)	6,164
Net decrease in cash, cash equivalents and restricted cash	(2,941)	(885)
Cash, cash equivalents and restricted cash at beginning of year	34,183	38,591
Cash, cash equivalents and restricted cash at end of period	$31,242	$37,706

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community; the Lantana community, including a portion of Lantana Place planned for a future multi-family phase; and one condominium unit at the W Austin Residences in Block 21, which was sold in February 2021); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (land for future multi-family development and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes The Santal, West Killeen Market, office and retail space at Block 21 and completed portions of Lantana Place, Jones Crossing and Kingwood Place. The Saint Mary was included in Leasing Operations until it was sold in January 2021.

The Hotel segment includes the W Austin Hotel located at Block 21 in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at Block 21. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended March 31, 2021:
Revenues:
Unaffiliated customers	$6,621	$5,167		$2,118	$609	$—	$14,515
Intersegment	4	230		32	—	(266)	—
Cost of sales, excluding depreciation	4,333	2,381		2,902	1,425	(111)	10,930
Depreciation	56	1,711		880	401	(46)	3,002
General and administrative expenses	—	—		—	—	4,544	4,544
Gain on sale of assets	—	(22,931)	[c]	—	—	—	(22,931)
Operating income (loss)	$2,236	$24,236		$(1,632)	$(1,217)	$(4,653)	$18,970
Capital expenditures and purchases and development of real estate properties	$2,489	$919		$72	$18	$—	$3,498
Total assets at March 31, 2021	161,471	195,234		91,191	32,787	21,188	501,871

IV

	Real Estate Operations[a]	Leasing Operations		Hotel		Entertainment		Corporate, Eliminations and Other[b]	Total
Three Months Ended March 31, 2020:
Revenues:
Unaffiliated customers	$12,336	$5,732		$5,911		$4,155		$—	$28,134
Intersegment	4	227		48		15		(294)	—
Cost of sales, excluding depreciation	10,182	3,088		5,908		3,226		(70)	22,334
Depreciation	59	2,047		1,105	[d]	483	[d]	(61)	3,633
General and administrative expenses	—	—		—		—		2,815	2,815
Operating income (loss)	$2,099	$824		$(1,054)		$461		$(2,978)	$(648)
Capital expenditures and purchases and development of real estate properties	$6,222	$2,283		$27		$18		$—	$8,550
Total assets at March 31, 2020	193,421	197,052	[e]	97,414		43,810		36,235	567,932
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Represents the gain on the January 2021 sale of The Saint Mary.
d.Includes a $202 thousand adjustment in the Hotel segment and an $89 thousand adjustment in the Entertainment segment for the period in December 2019 when the hotel and entertainment venues were held for sale and, therefore, not depreciated.
e.Includes assets held for sale at The Saint Mary, which totaled $37.1 million at March 31, 2020.

RECONCILIATION OF NON-GAAP MEASURE
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus' presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net income (loss) attributable to common stockholders to EBITDA follows (in thousands).

	Three Months Ended March 31,
	2021		2020
Net income (loss) attributable to common stockholders	$8,944	[a]	$(1,070)
Depreciation	3,002		3,633
Interest expense, net	3,035		3,915
Provision for (benefit from) income taxes	207		(2,518)
EBITDA	$15,188		$3,960

a.Includes a gain on the sale of The Saint Mary of $22.9 million ($16.2 million net of noncontrolling interests).
V